Exhibit 99.1

SAMSON OIL & GAS ADVISORY Denver 1600 hours March 19th, 2015, Perth 0700 hours March 20th, 2015

SAMSON OIL & GAS ANNOUNCES CHANGE TO RATIO OF AMERICAN DEPOSITARY SHARES TO ORDINARY SHARES

Samson Oil & Gas Limited (NYSE MKT: SSN) announced today that its Board of Directors had approved a change in the number of its ordinary shares represented by American Depositary Shares, issued by the Bank of New York Mellon as depositary, from 20 ordinary shares per ADS to 200 ordinary shares per ADS. The change in exchange ratio for the ADSs will have the same effect as a 1-for-10 reverse stock split of the ADSs, reducing the number of outstanding ADSs from 102,900,833 to approximately 10,290,000 ADSs. The ADSs will continue to trade on the NYSE MKT. Samson’s ordinary shares, which are not affected by the change, will continue to trade on the ASX.

The new ADS to ordinary share ratio of 1 for 200 will be effective prior to the commencement of trading on the NYSE MKT on Monday, March 30th, 2015. Because each ADS will represent ten times the number of Samson’s ordinary shares after the ratio change, and the total number of ordinary shares remains the same, the trading price of the ADSs is expected to increase by the same multiple, enhancing the suitability of the ADSs for auction trading on the NYSE MKT.

Holders of Samson’s ordinary shares, which are traded on the Australian Securities Exchange (ASX: SSN), are entirely unaffected by the new exchange ratio for ADSs. Approximately 70% of Samson’s outstanding equity is currently represented by ADSs, with the balance held directly as ordinary shares.

No fractional ADSs will be issued. Holders who would otherwise receive fractional ADSs will receive a cash payment in lieu of such fractional ADS. The cash in lieu rate will be set when the depositary sells the ADSs that would otherwise have been issued as fractional ADSs in one or more market trades.

ADS holders with ADSs held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the change to the ADS ratio reflected in their accounts after March 30th, 2015. Beneficial holders may contact their bank, broker or nominee for more information. ADS holders with ADSs held in certificate form may exchange their certificates for book-entry ADSs resulting from the changed ADS ratio. Shortly after March 30th, 2015, such ADS holders will receive a Letter of Transmittal and instructions for exchanging their certificates from the depositary.

ABOUT SAMSON

Samson is an oil and gas producer and in February 2015 averaged 845 BOEPD from its producing properties largely in North Dakota.

Samson has a proven reserve of between 1.9 and 2.4 million BOEs valued at between $39 and $67 million, as determined by Ryder Scott Company as at December 31st 2014 as follows:

SEC Pricing	Producing	Non-Producing	Undeveloped	Total Proved	NPV 10 millions
Oil	645.8	809.8	576.7	2,032.3
Plant products	1.5	0	0	1.5
Gas	878.1	761.7	557.3	2,197.1
BOE	793.7	936.8	669.6	2400.0	$67.575

SEC pricing

Oil	$94.99
Plant Products	$44.84
Gas	$4.37

NYMEX Pricing	Producing	Non-Producing	Undeveloped	Total Proved	NPV 10 millions
Oil	614.3.0	783.5	224.0	1,621.8
Plant products	0.7	0	0	0.7
Gas	825.0	737.1	212.7	1,774.8
BOE	751.9	906.4	259.5	1917.8	$39.442

NYMEX pricing as at December 31st 2014 was:

	2015	2016	2017	2018	2019	2020	2021 thereafter
Oil	56.01	62.63	66.55	68.50	69.75	70.52	70.61
Plant Products	30.85	29.63	28.92	28.45	28.19	28.18	28.18
Gas	3.00	3.46	3.76	3.96	4.12	4.21	4.15

Oil is as delivered at Cushing, plant products at Mont Belvieu, and gas at Henry Hub and adjusted for local differentials.

In January 2014, Samson entered into a reserve based lending facility with a 3 year term and an interest rate of 3.25% plus LIBOR. This facility is currently drawn down to $19 million. As at December 31 Samson had a cash balance of $3.9 million.

Samson is pursuing two additional projects that it believes to be economic even at current oil prices, namely development of the down dip oil in the Bluff prospect and of the Hawks Springs project generally, as well as an opportunity identified in a new basin.

The Bluff 1-11X well proved an excellent Permian aged reservoir along with trap integrity; however, the flow test produced 94% nitrogen. Whilst an unusual gas composition, gas caps are quite normal for oil fields and based on various technical analyses, Samson believes it is likely that an oil leg lies down dip that was not penetrated by the initial well. It is expected that the Bluff 2 well will be drilled this summer around 270 feet down dip of Bluff1-11X to investigate the fluid content of the reservoir. Using a sophisticated simulator, Samson currently projects a well in the Bluff oil leg to recover 550,000 barrels and have a NPV10 of $8.3 million using a flat $50 oil price. Samson holds a working interest of 51% and a net revenue interest of 42% in the Bluff Prospect

Samson is also pursuing an exploration opportunity in a new basin where it has an executed option for 8,000 acres from a State institution that requires a third party agreement to issue a 5 year lease. This third party has an existing mineral lease outside of the energy mineral suite that requires a mutual mineral development agreement such that both the oil and gas can be exploited by Samson along with an existing non energy mineral. Samson is confident that such an agreement can be settled based on the very cooperative negotiations undertaken thus far. The viability of the project is demonstrated by the immediately adjacent production illustrating the potential flow capacity and economics of the project.

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange MKT under the symbol "SSN". Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 2,837 million ordinary shares issued and outstanding (including 230 million options exercisable at AUD 3.8 cents), which would be the equivalent of 141.85 million DSs. Accordingly, based on the NYSE MKT closing price of US$0.19 per ADS on March 19th, 2015, the Company has a current market capitalization of approximately US$27.9 million (the options have been valued at an exchange rate of 0.7732). Correspondingly, based on the ASX closing price of A$0.012 for ordinary shares and a closing price of A$0.002 for the 2017 options, on March 19th, 2015, the Company has a current market capitalization of approximately A$34.5 million.

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

Statements made in this press release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “project”, “anticipate”, “should” or “will.” Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities. A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the prospectus and prospectus supplement for its recent Rights Offering as well as the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which are available at www.sec.gov/edgar/searchedgar/webusers.htm.